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                      August 14, 2023

       Feng Zhou
       Chief Executive Officer
       Youdao, Inc.
       No. 399, Wangshang Road
       Binjiang District Hangzhou 310051
       People   s Republic of China

                                                        Re: Youdao, Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 27,
2023
                                                            File No. 001-39087

       Dear Feng Zhou:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Li He